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                                                                     EXHIBIT 3.2


                                STORAGE USA, INC.

                  ARTICLES OF AMENDMENT TO THE AMENDED CHARTER
                      DESIGNATING AND FIXING THE RIGHTS AND
              PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation (the "Corporation") hereby adopts the following Articles of Amendment to its Amended Charter:

         FIRST:  The name of the corporation is Storage USA, Inc.

         SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 6.1 of the Corporation's Amended Charter (the "Charter") and Section 48-16-102 of the Tennessee Code Annotated, the Board of Directors has, by resolution, duly divided and classified 650,000 shares of the preferred stock of the Company into a series designated 8 7/8% Series A Cumulative Redeemable Preferred Stock ( the "Series A Preferred Stock") and has provided for the issuance of the Series A Preferred Stock.

         THIRD:  Section 6.1 is hereby amended by adding the following:

8 7/8% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK.

(a) Designation and Number. A series of Preferred Stock designated as the 8 7/8% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") is hereby established. The number of shares of Series A Preferred Stock shall be 650,000.

(b) Definitions. For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

         "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

         "Priority Return" shall mean the cumulative preferential cash distributions with respect to the Series A Preferred Stock set forth in
         Section 4.02(e)(iii).

(c)      Distributions.

                  A. Payment of Distributions. Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative preferential cash distributions at the rate per annum of $8.78 per share of Series A Preferred Stock. Such distributions shall be cumulative, shall accrue
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         from the original date of issuance and will be payable quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year (each a "Series A Preferred Stock Distribution Payment Date"). The amount of the distribution payable for any period will be prorated and computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any date on which distributions are to be made on the Series A Preferred Stock is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series A Preferred Stock will be made to the holders of record of shares of the Series A Preferred Stock on the relevant record dates, which will be fifteen (15) days prior to the relevant Series A Preferred Stock Distribution Payment Date.

                  B. Distributions Cumulative. Notwithstanding the foregoing, distributions on shares of the Series A Preferred Stock will accrue whether or not the terms and provisions of any agreement of the Corporation at any time prohibit the current payment of distributions, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Stock will accumulate as of the Series A Preferred Stock Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

                  C.       Priority as to Distributions.

                           1. So long as any shares of Series A Preferred Stock are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of capital stock ranking junior as to the payment of distributions to the shares of Series A Preferred Stock (collectively, "Junior Stock"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any shares of Series A Preferred Stock or any Junior Stock, unless, in each case, all distributions accumulated on all shares of Series A Preferred Stock have been paid in full.

                           2. So long as distributions have not been paid in full (or a sum sufficient for such full payment is not so set apart) upon shares of the Series A Preferred Stock, all distributions authorized and declared on shares of the Series A Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series A Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share of Series A Preferred Stock bear to each other.
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                  D.       No Further Rights. Holders of shares of Series A
         Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

(d)      Liquidation Proceeds

                  A. Distribution. Upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $100.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.

                  B. Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (1) fax and (2) first class mail, postage pre-paid, not less than 30 and not more that 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the transfer records of the Corporation.

                  C. No Further Rights. After payment of the full amount of the Liquidation Preference, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

                  D. Consolidation, Merger or Certain Other Transactions. The consolidation or merger or other business combination of the Corporation with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Corporation) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

(e)      Optional Redemption.

                  A. Right of Optional Redemption. The Series A Preferred Stock may not be redeemed prior to November 1, 2003. On or after such date, the Corporation shall have the right to redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time out of funds legally available therefor, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to $100.00, plus accumulated and unpaid dividends to the redemption date (the "Redemption Price"). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares).

                  B. Limitation on Redemption. The Corporation may not redeem fewer than all of the outstanding shares of Series A Preferred Stock unless all accumulated and unpaid distributions have been paid on all shares of Series A Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption, unless
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         such redemption is pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock.

                  C.       Procedures for Redemption.

                           1.       Notice of redemption will be (i) faxed, and
                  (ii) mailed by the Corporation, by certified mail, postage prepaid, not less than 30 nor more than 60 days' prior to the redemption date, addressed to the respective holders of record of the shares of Series A Preferred Stock at their respective addresses as they appear on the records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (u) the redemption date, (v) the Redemption Price, (w) the aggregate number of Series A Preferred Stock to be redeemed and, if fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding shares of Series A Preferred Stock that the total number of shares of Series A Preferred Stock held by such holder represents) of the aggregate number of shares of Series A Preferred Stock to be redeemed, (x) the place or places where such shares of Series A Preferred Stock are to be surrendered for payment of the Redemption Price, (y) that distributions on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date and (z) that payment of the Redemption Price will be made upon presentation and surrender of such shares of Series A Preferred Stock.

                           2. If the Corporation gives a notice of redemption in respect of shares of Series A Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably in trust for the benefit of the shares of Series A Preferred Stock being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the shares of Series A Preferred Stock upon surrender of the shares of Series A Preferred Stock by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the shares of Series A Preferred Stock or portions thereof called for redemption, unless the Corporation defaults in the payment thereof. If any date fixed for redemption of shares of Series A Preferred Stock is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Corporation, distributions on such shares of Series A Preferred Stock will continue to accumulate from the original redemption date
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                  to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

(f)      Voting Rights.

                           A. General. Holders of shares of Series A Preferred Stock will not have any voting rights or right to consent to any matter requiring the consent or approval of holders of the Corporation's common stock, except as set forth below.

                           B. Certain Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time (1) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series A Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up, or reclassify any capital stock of the Corporation into any such capital stock, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such capital stock, (2) authorize or create, or increase the authorized or issued amount of any capital stock on a parity with the Series A Preferred Stock or reclassify any capital stock of the Corporation into any such capital stock or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock, if such capital stock or right to purchase capital stock is issued to any affiliate of the Corporation, other than any issuance to (i) Security Capital U.S. Realty, Security Capital Holdings, S.A. or any of their affiliates or to (ii) any other affiliate, provided that a majority of Independent Directors of the Company (as defined in the Charter) has approved such issuance, or (3) either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity, or amend, alter or repeal the provisions of the Charter (including, without limitation, this Section), whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the shares of Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (3) above, so long as the Corporation is the surviving entity and the Series A Preferred Stock remain outstanding with the terms thereof unchanged, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series A Preferred Stock; and provided further, that any increase in the amount of capital stock or the creation or issuance of any other class or series of capital stock, in each case ranking (i) junior to the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (ii) on a parity to the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such capital stock is not issued to an affiliate of the Corporation, other than any such issuances
                  (i) to Security Capital U.S. Realty, Security Capital Holdings, S.A. or any of their affiliates or (ii) to any other affiliate, provided that a majority of the Independent Directors of the Company have approved such creation or
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                  issuance, shall not be deemed to materially and adversely
                  affect such rights, preferences, privileges or voting powers.

(g) Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(h) No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A Preferred Stock.

         FOURTH: This Designating Amendment shall be effective at the time the Tennessee Secretary of State accepts this Designating Amendment for filing.

         FIFTH: The foregoing amendment was duly adopted by unanimous consent of the Board of Directors without shareholder action, such shareholder action not being required, on November 11, 1998.



         IN WITNESS WHEREOF, STORAGE USA, INC. has caused these presents to be signed in its name and on its behalf by its Executive Vice President and General Counsel on this the 11th day of November, 1998.

                                     STORAGE USA, INC.



                                     By:  /s/ John W. McConomy
                                          -------------------------------------
                                     Name:  John W. McConomy
                                     Title: Executive Vice President and
                                              General Counsel